EXHIBIT 10.1
                                  Press Release

        ActiveCore Technologies Announces Proposed Acquisition of Cratos
                          Technology Solutions Limited

Toronto, February 22, 2005: ActiveCore Technologies, Inc. formerly IVP Technology Corporation (OTCBB: TALL) announced today that its board of directors has approved a binding Letter of Intent ("LOI") to acquire the common shares of Cratos Technology Solutions Limited for the equivalent of CAD $2,400,000 in common shares of ActiveCore Technologies and 200,000 in cash at time of closing.

Cratos, established in 1997, is a private company headquartered in Oakville, Ontario a suburb of Toronto. Cratos is a software solutions company specializing in international banking and financial transaction processing. The majority of the Cratos' clients consist of banks and financial institutions who use the processing software for services such as Visa(R), MasterCard(R), Eurocard(R), Smart cards, debit cards, other credit cards, store cards, private label cards and loyalty based products. Over the past few years the company has earned on average approximately $5,000,000 in sales revenue with an EBITDA of approximately $500,000. Most of their revenue comes from large financial institutions throughout North America, Europe and Australia. Projects undertaken by Cratos usually extend from a few months to over 1 year in duration.

Mr. Peter Hamilton stated, "The acquisition of Cratos is the first of several major growth initiatives planned for in 2005. According to their most recent financial projections Cratos is expected to add approximately $7.5 million to our revenue and approximately $800,000 in EBITDA to income in 2005. We already have a firm foothold in the European market with our Twincentric operation; however, Cratos will add significant critical mass to our operations in North America and in Europe. Cratos Technology is a solidly profitable operation that will round out our modernization division."

Andrew Wickett, CEO of CRATOS said, "In joining the ActiveCore Team, we are able to offer our clients a broader array of services and expertise. Together we can evolve the business, drive future sales and expand profitability. Our partnership with ActiveCore begins the next stage of growth for CRATOS. Our combined Products and Services coupled with our joint international experience will allow our enlarged company to grow rapidly. The entire CRATOS team is delighted to have the opportunity to play a key role in ActiveCore's future."

In order to satisfy the terms of the purchase agreement, ActiveCore will conduct a reverse split of its shares on a 10:1 basis effective March 1, 2005. The cost of the transaction post reverse split is expected to result in the issuance of approximately 8 million shares, of which a significant portion will be held in escrow pending the achievement of certain net earnings benchmarks over the next two years. Under the terms of the proposed purchase agreement, the purchase price for CRATOS will rise if there is an over achievement in net income and there will be a retraction of shares if net earnings are below targeted levels. Shares provided to shareholders of CRATOS will initially be unregistered pending an SB 2 registration document.

The projected number of shares that will be outstanding for ActiveCore following the reverse split and the proposed acquisition of Cratos will be approximately 58,000,000. Employees, management and other affiliates will hold approximately 60% of the outstanding shares. As such, the outstanding float will consist of approximately 23,200,000 common shares.


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Concurrent with the reverse split, the Company will formally change its stock listing from IVP Technology Corporation to ActiveCore Technologies, Inc. A symbol change is also likely.

Mr. Hamilton indicated that "ActiveCore projects that it will deliver between 18-20 million in revenue in the fiscal year 2005 and will have profit after income tax of approximately $3.5 - $4 million for an estimated Earnings Per Share ("EPS") of .06 to .07 cents a share based on the new number of outstanding common shares."

For the first three quarters of fiscal 2004 the company earned revenue of US $2,994,479 for the 9 months ended September 30, 2004. Net income for the 9 months ended September 30, 2004 was US $570,882 or 0.0015 EPS on the nine month weighted average 387,810,403 shares outstanding. During the quarter ended September 30, 2004 the company continued to improve its balance sheet with several preferred share transactions. Assets climbed to US $5,669,321 while liabilities were US $3,227,027 and shareholders equity was US $2,442,294.

This press release is available on the company's official online investor relations site for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com and view the "ActiveCore" IR Hub. Alternatively, investors can e-mail AGORA Investor Relations directly at TALL@Agoracom.com.

About Cratos Technology Solutions Limited (www.cratos.ca)

Cratos Technology Solutions Limited was established in 1997 and is a leading technology solutions provider for financial institutions throughout the world. Our highly specialized staff are experts in maintaining and modernizing credit card and other financial processing systems. From our offices near Toronto we service and support many of the world's largest banks and finance institutions.

About ActiveCore Technologies, Inc. (www.activecore.com)

ActiveCore Technologies, Inc. formerly IVP Technology Corporation, operates a group of subsidiaries and divisions in the US, UK and Canada that offer a Smart Enterprise Suite of products and services. We integrate, enable, and extend functions performed by current and legacy IT systems and facilitate mass corporate messaging through our ActiveCast product set. Our products encompass web portals, enterprise middleware, mobile data access, data management and system migration applications. ActiveCore operates under the trade names of MDI Solutions, C Comm Communications Inc. and Twincentric Limited. ActiveCore services clients in healthcare, financial services, government and manufacturing worldwide.

IR CONTACT:

AGORA Investor Relations
TALL@agoracom.com http://www.agoracom.com
(Select "ActiveCore" Forum)


Statements contained in this news release regarding ActiveCore Technologies, Inc. formerly IVP Technology and planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond ActiveCore's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in ActiveCore's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 4, 2005. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above.

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